Exhibit 99.1

INDEPENDENT AUDITOR’S REPORT

Board of Directors

North Plains Energy, LLC

Mercuria Bakken, LLC

Denver, Colorado

We have audited the accompanying statement of operating revenues and direct operating expenses (the “Statement”) of Properties to be acquired by Kodiak Oil & Gas Corp. for the year ended December 31, 2010.  The Statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement is prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1 and is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the Statement referred to above presents fairly, in all material respects, the operating revenues and direct operating expenses of the Properties to be acquired by Kodiak Oil & Gas Corp. for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

Hein & Associates LLP

Denver, Colorado

November 14, 2011

STATEMENTS OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES
OF PROPERTIES TO BE ACQUIRED BY KODIAK OIL & GAS CORP.

	FOR THE YEAR ENDED DECEMBER 31,	FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30,
	2010	2011	2010
		(unaudited)	(unaudited)
OPERATING REVENUES:
Oil sales	$5,012,656	$24,917,866	$2,257,419
Gas sales	37,308	1,048,531	16,928
Total operating revenues	5,049,964	25,966,397	2,274,347

DIRECT OPERATING EXPENSES:
Lease operating expense	539,674	3,355,363	79,792
Production taxes	577,306	2,896,395	259,919
Total direct operating expenses	1,116,980	6,251,758	339,711

OPERATING REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$3,932,984	$19,714,639	$1,934,636

See accompanying notes to the Statements of Operating Revenues and Direct Operating Expenses.

NOTES TO STATEMENTS OF OPERATING REVENUES
AND DIRECT OPERATING EXPENSES

(INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2010 IS UNAUDITED)

1.                             BASIS OF PRESENTATION:

On November 14, 2011, Kodiak Oil & Gas Corp. together with its wholly-owned subsidiary, Kodiak Oil & Gas (USA) Inc. (collectively, the “Company”, “Kodiak” or “Buyer”), entered into separate, definitive purchase and sale agreements (collectively, the “NPE Agreements”) with each of (i) North Plains Energy, LLC, a Delaware limited liability company, and (ii)  Mercuria Bakken, LLC, a Delaware limited liability company (collectively, the “Sellers” or “NPE”), under which Kodiak has agreed to acquire certain oil and gas leaseholds, overriding royalty interests and producing properties located primarily in the State of North Dakota (the “Properties”), and various other related rights, permits, contracts, equipment and other assets, including the assignment and assumption of a rig drilling contract (the “January 2012 Properties to be Acquired”). The effective date for the acquisition of the January 2012 Properties to be Acquired is September 1, 2011.  The closing of the acquisition of the January 2012 Properties to be Acquired is expected to take place on or before January 6, 2012, subject to the satisfaction of customary closing conditions. The aggregate purchase price for the acquisition of the January 2012 Properties to be Acquired is approximately $590 million, subject to adjustment.  Kodiak is required to pay $540 million of the purchase price in cash at closing and the remaining $50 million of the purchase price in shares of its common stock, calculated based upon the volume weighted average share price of Kodiak’s common stock as reported by the New York Stock Exchange during the five trading days prior to the second business day prior to closing.

The accompanying statements of operating revenues and direct operating expenses of properties to be acquired by Kodiak Oil & Gas Corp. (the “Statements”) were prepared by the Sellers based on carved out financial information and data from the Properties’ historical accounting records.  Historical financial statements prepared in accordance with U.S. generally accepted accounting principles have never been prepared for the oil and gas assets.  Because the Properties are not separate legal entities, the accompanying Statements vary from a complete income statement in accordance with accounting principles generally accepted in the United States of America in that they do not reflect certain expenses that were incurred in connection with the ownership and operation of the Properties including, but not limited to, general and administrative expenses, interest expense, and other expenses.  These costs were not separately allocated to the Properties in the accounting records of Sellers.  In addition, these allocations, if made using historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been Kodiak’s properties due to the differing size, structure, operations and accounting policies of the Sellers and Kodiak.  The accompanying Statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of the costs which Kodiak will incur upon the allocation of the purchase price paid for the Properties.  Furthermore, no balance sheet has been presented for the Properties, because not all of the historical cost and related working capital balances are segregated or easily obtainable, nor has information about the Properties operating, investing and financing cash flows been provided for similar reasons.  Accordingly, the accompanying Statements are presented in lieu of the financial statements required under  Rule 3—05 of Securities and Exchange Commission Regulation S—X.

The financial statements included herein were prepared from the records of the Company in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information.  In the opinion of management, all adjustments, consisting of normal recurring accruals that are considered necessary for a fair presentation of the interim financial information, have been included.

NOTES TO STATEMENTS OF OPERATING REVENUES
AND DIRECT OPERATING EXPENSES

(INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2010 IS UNAUDITED)

3.                            USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS:

The preparation of the Statements of operating revenues and direct operating expenses of properties to be acquired by Kodiak Oil & Gas Corp. in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of operating revenues and direct operating expenses during the respective reporting periods.  Actual results may differ from the estimates and assumptions used in the preparation of the Statements of operating revenues and direct operating expenses of properties to be acquired by Kodiak Oil & Gas Corp.

4.                             COMMITMENTS AND CONTINGENCIES:

Pursuant to the terms of the NPE Agreements there are no known claims, litigation or disputes pending as of the effective date of the NPE Agreements or any matters arising in connection with indemnification, and the parties to the NPE Agreements are not aware of any legal, environmental or other commitments or contingencies that would have a material adverse effect on the Statements of operating revenues and direct operating expenses of properties to be acquired by Kodiak Oil & Gas Corp.

5.                             REVENUE RECOGNITION:

The Company records revenues from the sales of crude oil and natural gas when they are produced and sold.  There were no gas imbalances at December 31, 2010.

6.                             SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (unaudited):

Estimated quantities of proved oil and gas reserves of the Properties were derived from reserve estimates prepared by the Sellers.  In preparing this information, the Sellers developed these disclosures based on a reserve study as of December 31, 2010, developed internally, and computing the changes backward.  Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.  All of the Properties’ proved reserves are located in the continental United States.

Guidelines prescribed in ASC Topic 932 have been followed for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves.  Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated quantities of oil and gas to be produced in the future.  The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor.  Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using year-end costs and assuming continuation of existing economic conditions, plus overhead incurred.  Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves.

NOTES TO STATEMENTS OF OPERATING REVENUES
AND DIRECT OPERATING EXPENSES

(INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2010 IS UNAUDITED)

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC.  These assumptions do not necessarily reflect Kodiak’s expectations of actual revenues to be derived from those reserves, nor their present value.  The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process.  Kodiak emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties.  Accordingly, these estimates are expected to change as future information becomes available.  The standardized measure excludes income taxes as the tax basis for the Properties could not be determined or reasonably estimated for the periods presented.

The following reserve quantity and future net cash flow information for 2010 was prepared by the Sellers based on information provided by the Properties.

The following table sets forth information for the year ended December 31, 2010 with respect to changes in the Properties’ proved (i.e., proved developed and undeveloped) reserves:

	Crude Oil	Natural Gas
	(Mbbl)	(MMcf)

January 1, 2010	—	—
Purchase of reserves	—	—
Extensions, discoveries, and other additions	15,368	12,258
Production	(72)	(6)
December 31, 2010	15,296	12,252

Proved developed reserves, included above:
Balance, December 31, 2010	3,425	2,670
Proved undeveloped reserves, included above:
Balance, December 31, 2010	11,871	9,582

As of December 31, 2010, the Properties had estimated proved reserves of 15,296 Mbbl of oil and 12,252 MMcf of natural gas and with a standardized measure of $287,976,000.  The Properties reserves are comprised of 87% crude oil and 13% natural gas on an energy equivalent basis.

The following values for the 2010 oil and gas reserves are $70.78 per bbl and $7.85 per MCF.  These prices were based on the 12 month arithmetic average first of month price January through December 31, 2010.  The crude oil pricing was based off the West Texas Intermediate price and natural gas pricing was based off the Northern Ventura price.  All prices have been adjusted for transportation, quality and basis differentials.

NOTES TO STATEMENTS OF OPERATING REVENUES
AND DIRECT OPERATING EXPENSES

(INFORMATION FOR PERIODS SUBSEQUENT TO DECEMBER 31, 2010 IS UNAUDITED)

The following summary sets forth the Properties’ future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in ASC Topic 932:

December 31, 2010
(000’s)

Future oil and gas sales	$1,178,846
Future production costs	(206,979)
Future development costs	(192,503)
Future net cash flows	779,364
10% annual discount	(491,388)

Standardized measure of discounted future net cash flows	$287,976

The principal sources of change in the standardized measure of discounted future net cash flows are:

For the Year Ended December 31, 2010
(000’s)

Balance at beginning of period	$—

Sales of oil and gas, net	(3,933)
Net change in prices and production costs	—
Net change in future development costs	—
Extensions and discoveries	291,909
Sale of reserves	—
Revisions of previous quantity estimates	—
Previously estimated development costs incurred	—
Net change in income taxes	—
Accretion of discount	—
Other	—

Balance at end of period	$287,976